                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                       ----------------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                         P A L L   C O R P O R A T I O N
             (Exact name of registrant as specified in its charter)

            NEW YORK                                     11-1541330
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                             2200 NORTHERN BOULEVARD
                           EAST HILLS, NEW YORK 11548
                    (Address of Principal Executive Offices)

                                PALL CORPORATION
                         MANAGEMENT STOCK PURCHASE PLAN
                            (Full title of the plan)

                          MARY ANN BARTLETT, SECRETARY
                                PALL CORPORATION
                             2200 NORTHERN BOULEVARD
                           EAST HILLS, NEW YORK 11548
                     (Name and address of agent for service)

                                 (516) 484-5400
          (Telephone number, including area code, of agent for service)

                                    Copy to:
                            CARTER, LEDYARD & MILBURN
                                  2 WALL STREET
                          NEW YORK, NEW YORK 10005-2072
                        ATTENTION: HEYWOOD SHELLEY, ESQ.

                                          CALCULATION OF REGISTRATION FEE


                                                                PROPOSED                       PROPOSED                AMOUNT OF
TITLE OF SECURITIES                AMOUNT TO BE             MAXIMUM OFFERING               MAXIMUM AGGREGATE          REGISTRATION
TO BE  REGISTERED                   REGISTERED               PRICE PER UNIT                 OFFERING PRICE                 FEE
---------------------------- ------------------------- ---------------------------  ------------------------------- ----------------
Restricted Stock
  Units                      1,000,000 units                       $21.66(1)                    $21,656,250(1)      $  6,020.44
Common Stock,
  $.10 par value             1,000,000 shs.                         --     (2)                     --      (2)             None
Common Share
  Purchase Rights            1,000,000 rights                       --     (3)                      --     (3)             None
---------------------------- ------------------------- ---------------------------  ------------------------------- ----------------

(1) Calculated pursuant to Rule 457(c) and (h) upon the basis of the average of the high and low prices ($21-1/8 and $22-3/16) of a share of the Common Stock as reported for New York Stock Exchange composite transactions on June 30, 1999. The number of restricted stock units purchased and awarded under the Plan will be determined by dividing a dollar amount by the closing price of a share of Common Stock as reported for New York Stock Exchange composite transactions on the date of award or purchase.

(2) Pursuant to Rule 457(i), no registration fee is payable for the Common Stock. Each restricted stock unit issued under the Plan is convertible, without the payment of additional consideration, into one share of the Common Stock being registered hereby.

(3) Included in the offering price of the Common Stock being registered hereby. Until the Distribution Date, as defined in the Rights Agreement providing for the Common Share Purchase Rights, such Rights will be transferable only with the Common Stock and will be evidenced by the certificates evidencing the Common Stock.


         THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IMMEDIATELY UPON FILING AS PROVIDED IN RULE 462 UNDER THE SECURITIES ACT OF 1933.


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                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.           INCORPORATION OF DOCUMENTS BY REFERENCE.

                  The Registrant hereby incorporates by reference into this Registration Statement the following documents filed by it with the Commission (Commission File No. 1-4311):

                  (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended August 1, 1998;

                  (b) The Registrant's Quarterly Reports on Form 10-Q for the quarterly periods ended October 31, 1998, January 30, 1999, and May 1, 1999; and

                  (c) The descriptions of the Common Stock and the Common Share Purchase Rights of the Registrant contained in the Amendments No. 1, both dated April 20, 1999, to the Registrant's Registration Statements on Form 8-A, both dated September 10, 1992, for the registration of the Common Stock and the Common Share Purchase Rights pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the "Exchange Act"), and any updates of such descriptions contained in any registration statement, report or amendment thereto of the Registrant hereafter filed under the Exchange Act.

         In addition, all documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and made a part of this Registration Statement from the date of filing of such documents.


ITEM 4.           DESCRIPTION OF SECURITIES.

                  Not required for the Common Stock and the Common Share Purchase Rights, both of which are registered under Section 12 of the Exchange Act.

                  Each Restricted Stock Unit being registered hereby will, after a vesting period of three years, entitle the holder to receive one share of the Registrant's Common Stock, subject to certain forfeiture provisions set forth in the Registrant's Management Stock Purchase Plan adopted June 29, 1999 (the "Plan"). Restricted Stock Units will vest automatically in accordance with and subject to the provisions of the Plan. An owner of a Restricted Stock Unit will not have any of the rights of a holder of Common Stock until such Restricted Stock Unit has vested and the owner has received a share of Common Stock in respect thereof.



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
         Owners of Restricted Stock Units will be entitled to receive dividend equivalent Restricted Stock Units as of each date that a dividend is paid on Common Stock. The number of dividend equivalent Restricted Stock Units to be credited to participants in the Plan on a divided payment date will be determined by first multiplying (A) the number of Restricted Stock Units owned by the participant on such date by (B) the per-share dollar amount of the dividend paid on such date, and then dividing the resulting amount by the closing price for New York Stock Exchange composite transactions of a share of Common Stock on such dividend payment date.

         In the event a "Change in Control" (defined below) of the Registrant occurs, all Restricted Stock Units owned by participants in the Plan will vest on the date a Change of Control occurs.

         "Change in Control" means the occurrence of any of the following:

                  (a) the "Distribution Date" as defined in Section 3 of the Rights Agreement dated as of November 17, 1989 between the Registrant and United States Trust Company of New York, as Rights Agent, as the same may have been amended or extended to the time in question or in any successor agreement (the "Rights Agreement") (see Exhibits 4(a) and 4(b) to this Registration Statement); or

                  (b) any event described in Section 11(a)(ii)(B) of the Rights Agreement; or

                  (c) any event described in Section 13 of the Rights Agreement; or

                  (d) the date on which the number of duly elected and qualified directors of the Registrant who were not either elected by the Board of Directors or nominated by the Board of Directors or its Nominating Committee for election by the shareholders shall equal or exceed one-third of the total number of directors of the Registrant as fixed by its by-laws;

provided, however, that no Change in Control will be deemed to have occurred, and no rights arising upon a Change in Control as provided in Section 8 of the Plan will exist, to the extent that the Board of Directors so determines by resolution adopted prior to the Change in Control.


ITEM 5.           INTERESTS OF NAMED EXPERTS AND COUNSEL.

                  Carter, Ledyard & Milburn, counsel for the Registrant, has given the opinion being filed as Exhibit 5 to this Registration Statement as to the legality of the securities being registered hereby. Heywood Shelley, counsel to Carter, Ledyard & Milburn, is a director of the Registrant and the owner of 12,000 shares of the Registrant's Common Stock. In addition, Mr. Shelley has been granted options by the Registrant to purchase an additional 20,000 shares of Common Stock.



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
ITEM 6.           INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                  Reference is made to Sections 721 through 725 of the Business Corporation Law of the State of New York, the registrant's jurisdiction of incorporation, which provides for indemnification of directors and officers under certain circumstances.

                  Section 7.02 of the Registrant's Bylaws provides as follows:

                  "Indemnification. The Corporation shall indemnify any person made or threatened to be made a party to any action or proceeding, whether civil or criminal (and whether or not by or in the right of the corporation or of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise), by reason of the fact that such person, his testator or intestate, is or was a director or officer of the corporation or served any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of the corporation, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, provided that (i) no indemnification may be made to or on behalf of any person if a judgment or other final adjudication adverse to such person establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled; (ii) no indemnification shall be required in connection with the settlement of any pending or threatened action or proceeding, or any other disposition thereof except a final adjudication, unless the corporation has consented to such settlement or other disposition, and (iii) the corporation shall not be obligated to indemnify any person by reason of the adoption of this Section 7.02 if and to the extent such person is entitled to be indemnified under a policy of insurance as such policy would apply in the absence of the adoption of this Section 7.02.

                  "Reasonable expenses, including attorneys' fees, incurred in defending any action or proceeding, whether threatened or pending, shall be paid or reimbursed by the corporation in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of the person seeking indemnification to repay such amount to the corporation to the extent, if any, such person is ultimately found not to be entitled to indemnification.

                  "Notwithstanding any other provision hereof, no amendment or repeal of this Section 7.02, or any other corporate action or agreement which prohibits or otherwise limits the right of any person to indemnification or advancement or reimbursement of expenses hereunder, shall be effective as to any person until the 60th day following notice to such person of such action, and no such amendment or repeal or other corporate action or


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
         agreement shall deprive any person of any right hereunder arising out of any alleged or actual act or omission occurring prior to such 60th day.

                  "The corporation is hereby authorized, but shall not be required, to enter into agreements with any of its directors, officers or employees providing for rights to indemnification and advancement and reimbursement of reasonable expenses, including attorneys' fees, to the extent permitted by law, but the corporation's failure to do so shall not in any manner affect or limit the rights provided for by this
         Section 7.02 or otherwise.

                  "For purposes of this Section 7.02, the term 'the corporation' shall include any legal successor to the corporation, including any corporation which acquires all or substantially all of the assets of the corporation in one or more transactions. For purposes of this
         Section 7.02, the corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the corporation or any subsidiary thereof also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan, and excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines.

                  "The rights granted pursuant to or provided by the foregoing provisions of this Section 7.02 shall be in addition to and shall not be exclusive of any other rights to indemnification and expenses to which any such person may otherwise be entitled by law, contract or otherwise."

                  The Registrant has policies insuring its officers and directors against certain civil liabilities, including liabilities under the Securities Act of 1933.


ITEM 7.           EXEMPTION FROM REGISTRATION CLAIMED.

                  Not applicable.


ITEM 8.           EXHIBITS.

                  The index to exhibits appears on the page immediately following the signature pages of this Registration Statement.




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ITEM 9.           UNDERTAKINGS.

                  (1) The undersigned Registrant hereby undertakes:

                  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                      (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, unless the information required to be included in such post-effective amendment is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act and incorporated herein by reference;

                      (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement, unless the information required to be included in such post-effective amendment is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act and incorporated herein by reference;

                     (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

                  (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (d) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in
Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy

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
as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.







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
                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of East Hills, State of New York, on the 8th day of July, 1999.


                                                 PALL CORPORATION



                                                 By: /s/Jeremy Hayward-Surry
                                                        Jeremy Hayward-Surry
                                                         President



                                POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes Eric Krasnoff, Jeremy Hayward-Surry and Mary Ann Bartlett, and each of them singly, his true and lawful attorneys-in-fact with full power to execute in the name of such person, in the capacities stated below, and to file, such one or more amendments to this Registration Statement as the Registrant deems appropriate, and generally to do all such things in the name and on behalf of such person, in the capacities stated below, to enable the Registrant to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission thereunder, and hereby ratifies and confirms the signature of such person as it may be signed by said attorneys-in-fact, or any one of them, to any and all amendments to this Registration Statement.



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and the above power of attorney have been signed on July 8, 1999, by the following persons in the capacities indicated.


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

                          Signature                                                Title
                          ---------                                                -----


/s/Eric Krasnoff                                                   Chairman and Chief Executive
                        Eric Krasnoff                                Officer (Principal Executive
                                                                     Officer) and Director



/s/John Adamovich                                                  Chief Financial Officer,
                       John Adamovich                              Group Vice President and Treasurer
                                                                   (Principal Financial Officer)



/s/Viraj Patel                                                     Chief Corporate Accountant
                         Viraj Patel                               (Principal Accounting Officer)



/s/Abraham Appel                                                            Director
                        Abraham Appel



/s/John H.F. Haskell, Jr.                                                   Director
                   John H.F. Haskell, Jr.



/s/Ulric Haynes, Jr.                                                        Director
                      Ulric Haynes, Jr.



/s/Jeremy Hayward-Surry                                                     Director
                    Jeremy Hayward-Surry



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

                          Signature                                                Title
                          ---------                                                -----

/s/Edwin W. Martin, Jr.
                    Edwin W. Martin, Jr.                                    Director




/s/Katharine L. Plourde                                                     Director
                    Katharine L. Plourde



/s/Chesterfield F. Seibert                                                  Director
                   Chesterfield F. Seibert



/s/Heywood Shelley                                                          Director
                       Heywood Shelley



                                                                            Director
                       Alan B. Slifka



/s/James D. Watson                                                          Director
                       James D. Watson


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                                  EXHIBIT INDEX



Exhibit No.
-----------

(4)(a)* Rights Agreement dated as of November 17, 1989, between the Registrant and United States Trust Company of New York, as Rights Agent, filed as Exhibit I to the Registrant's Registration Statement on Form 8-A (File No. 1-4311) dated September 10, 1992, for the registration of the Common Share Purchase Rights pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the "Form 8-A")

(4)(b)* Amendment No. 1, dated as of April 20, 1999, to the above listed Rights Agreement, filed as Exhibit II to Amendment No. 1, dated April 20, 1999, to the Form 8-A

(5)            Opinion of Carter, Ledyard & Milburn

(23)(a)        Consent of Carter, Ledyard & Milburn
               (included in Exhibit 5)

(23)(b)        Consent of KPMG LLP

(24) Powers of Attorney (included in the signature page of this Registration Statement)

(99)           Pall Corporation Management Stock Purchase Plan

*  Incorporated herein by reference.




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